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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*



                           Genovese Drug Stores, Inc.
--------------------------------------------------------------------------------

                                (Name of Issuer)


                 Class A Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                    372442202
                  --------------------------------------------

                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


--------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.                         13G               Page   2   of   6   Pages
372442202



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     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Genovese Drug Stores, Inc. Employee Stock Ownership Plan & Trust

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     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)/ /
                                                                  (b)/ /

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     3        SEC USE ONLY


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     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
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                NUMBER OF                    5        SOLE VOTING POWER

                 SHARES                                  417,222

              BENEFICIALLY             --------------------------------------
                                             6        SHARED VOTING POWER
                OWNED BY
                                                         0
                  EACH                 --------------------------------------
                                             7        SOLE DISPOSITIVE POWER
                REPORTING
                                                         417,222
               PERSON WITH             --------------------------------------
                                             8        SHARED DISPOSITIVE POWER

                                                         0

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     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              417,222
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*
                                                                      / /
--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.7%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

              EP
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).    NAME OF ISSUER:


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              Genovese Drug Stores, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              80 Marcus Drive
              Melville, NY  11747

ITEM 2(a).    NAME OF PERSON FILING:

              Genovese Drug Stores, Inc. Employee Stock Ownership Plan & Trust

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              80 Marcus Drive
              Melville, NY  11747

ITEM 2(c).    CITIZENSHIP:

              United States of America

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Class A Common Stock, par value $1.00 per share

ITEM 2(e).    CUSIP NUMBER:

              372442202

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

              (a)     [  ]    Broker or dealer registered under Section 15 of
                              the Act,

              (b)     [  ]    Bank as defined in Section 3(a)(6) of the Act,

              (c)     [  ]    Insurance Company as defined in Section 3(a)(19)
                              of the Act,

              (d)     [  ]    Investment Company registered under Section 8 of
                              the Investment Company Act,

              (e)     [  ]    Investment Adviser registered under Section 203
                              of the Investment Advisers Act of 1940,

              (f)     [X ]    Employee Benefit Plan, Pension Fund which is
                              subject to the provisions of the Employee
                              Retirement Income Security Act of 1974 or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F),

              (g)     [  ]    Parent Holding Company, in accordance with Rule
                              13d-1(b)(ii)(G); see Item 7,

              (h)     [  ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4.       OWNERSHIP.

              (a)     AMOUNT BENEFICIALLY OWNED:

                      417,222

              (b)     PERCENT OF CLASS:

                      5.7%


              (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


                      (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                                     417,222

                      (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE



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                                     0

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                 417,222

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                     0


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              The Reporting Person is an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974. As such, the participants in and beneficiaries of the Genovese Drug Stores, Inc. Employee Stock Ownership Plan & Trust are entitled to dividends from and proceeds from the sale of the securities owned by the Reporting Person in accordance with the terms of the Reporting Person's plan documents and applicable law.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable

ITEM 10.      CERTIFICATION.

              "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."



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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 13, 1998
                                                 ---------------------------
                                                        (Date)


                                                     /s/ Jerome Stengel
                                                 ---------------------------
                                                       (Signature)


                                                 Jerome Stengel, as Trustee
                                                 ---------------------------
                                                       (Name/Title)



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              ANNEX A TO SCHEDULE 13G OF GENOVESE DRUG STORES, INC.
                      EMPLOYEE STOCK OWNERSHIP PLAN & TRUST

The aggregate number of shares shown as beneficially owned by the Reporting Person includes the effect of a 10% stock dividend paid in January 1998.



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